                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             AUTOCAM CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                  AUTOCAM LOGO

                              AUTOCAM CORPORATION
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                OCTOBER 28, 1998

     The Annual Meeting of the Shareholders of Autocam Corporation, a Michigan corporation, will be held on Wednesday, October 28, 1998 at 4:00 p.m. at Rembrandt's At Bridgewater, 333 Bridge Street, N.W., Grand Rapids, Michigan 49504 for the following purposes:

     1. To elect two members of the Board of Directors whose terms expire at the Annual Meeting.

     2. To consider and act upon the ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending June 30, 1999.

     3. To approve the Autocam Corporation 1998 Key Employee Stock Option Plan and to reserve 300,000 shares thereunder.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on September 4, 1998, are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

                                         By Order of the Board of Directors

                                         WARREN A. VELTMAN, Secretary

Grand Rapids, Michigan
September 18, 1998

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE
     EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. A RETURN
     ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.
--------------------------------------------------------------------------------

                              AUTOCAM CORPORATION
--------------------------------------------------------------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 28, 1998

     This Proxy Statement is being furnished to you by the Board of Directors of Autocam Corporation, a Michigan corporation (the "Company"), of 4070 East Paris Avenue, Kentwood, Michigan 49512 (Tel. No. 616-698-0707), in connection with the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 28, 1998, at 4:00 p.m. at Rembrandt's At Bridgewater, 333 Bridge Street, N.W., Grand Rapids, Michigan 49504.

     The solicitation of proxies is made primarily by this statement which is first being mailed to shareholders on approximately September 18, 1998. If it is necessary to assure adequate representation at the meeting, the Board of Directors shall, if it deems it advisable, make a further solicitation by mail, telephone, telegraph and/or personal interview. Any such solicitation will be made by the officers or regular employees of the Company and its subsidiaries and will be limited in extent. The total expense of soliciting proxies will be borne by the Company. The Company may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding proxy material to their principals who beneficially own shares of the Company's stock.

     The shares represented by your proxy will be voted if the proxy is duly signed and returned prior to the meeting. You may revoke your proxy at any time before it is exercised, provided that prior to exercise of the proxy, the Secretary of the Company receives written notice of such revocation or such revocation is made in open meeting.

     The Board of Directors has fixed the close of business on September 4, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at said meeting. As of September 4, 1998, the Company's outstanding voting securities consisted of 6,106,680 shares of common stock, without par value. The common stock is entitled to one vote for each share on each proposal and each director and there are no cumulative voting rights for the election of directors. A majority of shares must be present in person or by proxy in order to have a quorum and to conduct business at the meeting. The only persons known by the Company to own five percent (5%) or more of the Company's outstanding common stock are described in the section on "Principal Shareholders" below. John C. Kennedy, beneficial owner of 58.8% of the Company's outstanding common stock, intends to vote in favor of all directors and all proposals identified in this Proxy Statement and, thus, election of all directors and passage of all proposals is assured.

                             ELECTION OF DIRECTORS

     The Board of Directors presently consists of seven members. The terms of the two existing directors in Class I, Robert L. Hooker and Warren A. Veltman, expire at this Annual Meeting. They have agreed to stand for reelection and serve if elected. In the event any nominee withdraws his name, which is not now anticipated, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. However, if a nominee is substituted by management, the proxies intend to vote for such nominee.

     Although it has no present plans to do so, the bylaws of the Company permit the Board of Directors to further increase its number and to fill the vacancies thus created. However, the persons named in the enclosed proxy cannot vote the proxy for more than two members of the Board.

     The Articles of Incorporation of the Company provide that the Directors are elected by classes, indicated by the table below, with terms expiring upon election of their successors at the Annual Meeting of Shareholders following the close of the Company's fiscal years 1998, 1999 and 2000, respectively. Thus, one class of directors, consisting of two or three members, as the case may be, are elected each year to serve for a three-year term.

     The table below identifies and provides certain information regarding each of the existing directors and nominees and the class to which each Director is now elected or is proposed to be elected at this meeting. The table below also identifies and provides certain information regarding the executive officers and certain key employees of the Company. The Company pays each director who is not an employee a fee of $10,000 per year.

                             NOMINEES AS DIRECTORS

     Class I -- Nominated for election at the meeting to serve until the Annual Meeting of Shareholders in 2001 and until their successors are elected:

                                                        PRINCIPAL                            HAS SERVED AS
                   NAME                                OCCUPATION                  AGE       DIRECTOR SINCE
                   ----                                ----------                  ---       --------------
    Warran A. Veltman.................    Secretary, Treasurer, Chief Financial    37        October 1991
                                          Officer of Company
    Robert L. Hooker(1)...............    Chief Executive Officer, Mazda Great     68        January 1992
                                          Lakes

     Warren A. Veltman has been with the Company since November 1990 as the Chief Financial Officer and Secretary/Treasurer since August 1991. Mr. Veltman graduated in 1983 with a Bachelor of Business Administration degree from the University of Michigan.

     Robert L. Hooker has been Chief Executive Officer of Mazda Great Lakes, a Michigan corporation engaged in the distribution of automobiles and related products, for more than five years.

            DIRECTORS WHOSE TERMS CONTINUE BEYOND THE ANNUAL MEETING

     Class II -- To serve until the Annual Meeting of Shareholders in 1999 and until their successors are elected:

                                                        PRINCIPAL                            HAS SERVED AS
                   NAME                                OCCUPATION                  AGE       DIRECTOR SINCE
                   ----                                ----------                  ---       --------------
    David J. Wagner(1)(2).............    Chairman, President, Chief Executive     44        October 1991
                                          Officer of Old Kent Financial
                                          Corporation
    Kim Korth(1)......................    President, International Resource        43        August 1997
                                          Network, Inc.

     David J. Wagner has been Chairman since November 1995 and President and Chief Executive Officer since March 1995 and was President since March 1994 of Old Kent Financial Corporation, a Michigan state bank holding company, and was Chief Executive Officer of Old Kent Bank and Trust Company for more than the preceding five years.

     Kim Korth has been the owner and President of International Resource Network, Inc., an automotive consulting and market research firm, for more than five years.

     Class III -- To serve until the Annual Meeting of Shareholders in 2000 and until their successors are elected:

                                                        PRINCIPAL                            HAS SERVED AS
                   NAME                                OCCUPATION                  AGE       DIRECTOR SINCE
                   ----                                ----------                  ---       --------------
    John C. Kennedy...................    President, Chief Executive Officer of    40        April 1988
                                          Company
    Kenneth K. Rieth(2)...............    President, Chief Executive Officer of    39        October 1991
                                          Riviera Tool Company
    Mark J. Bissell(1)................    President, Chief Executive Officer of    41        October 1997
                                          BISSELL Inc.

     John C. Kennedy has been a Director and President of the Company since its inception in April 1988. Mr. Kennedy graduated with a Bachelor of Science degree in Accounting and Finance from the University of Detroit in 1979.

     Kenneth K. Rieth is a principal owner and for the past five years has been a director and the President and Chief Executive Officer of Riviera Tool Company, a Michigan corporation engaged in the manufacture of sheet metal stamping dies for the automotive industry.

     Mark J. Bissell has been President and Chief Executive Officer since April 1996, and President and Chief Operating Officer from January 1994 to March 1996 of BISSELL Inc., a manufacturer of floor care cleaning products including carpet vacuums, cleaners and sweepers. For more than two years prior to that, he served as a Senior Vice President of BISSELL Inc., and as the General Manager of the BISSELL Homecare Division.
---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

                                 KEY EMPLOYEES

                        NAME                                     POSITION WITH COMPANY            AGE
                        ----                                     ---------------------            ---
     Edward W. Hekman................................  Manager of Corporate Planning              42
     Thomas K. O'Mara................................  Sales and Marketing Manager                37

     Edward W. Hekman has been with the Company since 1988 and has served as the Company's Manager of Corporate Planning since March of 1997. He served as the Company's New Process Development Manager from September 1995 to February 1997 and from June 1990 to September 1993. He also served as the Company's Engineering Manager form September 1993 until August 1995. Mr. Hekman received a Bachelor of Science in Mechanical Engineering from General Motors Institute in 1978 and a Master's degree in Business Administration from Harvard University in 1980 and was registered with the State of Michigan as a Professional Engineer in 1984. Mr. Hekman is employed by the Company pursuant to a ten-year employment agreement which terminates on August 31, 2001.

     Thomas K. O'Mara has been with the Company since November 1989 as the Sales and Marketing Manager. Mr. O'Mara graduated in 1982 with a Bachelor of Science degree in Marketing from Central Michigan University.

BOARD MEETINGS AND COMMITTEES

     The Directors had four meetings during the past fiscal year. No director attended less than 75% of directors meetings, including appropriate committee meetings.

     The Board of Directors has an audit committee which is responsible for approving the services performed by the Company's independent public accountants and reviewing and evaluating the Company's accounting principles, reporting practices and systems of internal control. The current members of the committee are Messrs. Rieth and Wagner. The committee held two meetings during the last fiscal year.

     The Board of Directors has a compensation committee which has the responsibility of determining executive compensation and granting options pursuant to the Company's 1991 incentive stock option plan. During fiscal 1998, this committee consisted of Messrs. Wagner, Hooker and Ms. Korth and since October 1997, Mr. Bissell. The committee met four times during the fiscal year and acted once by consent resolution.

     The Company has no nominating committee the functions of which are performed by the Board of Directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by the persons who beneficially own more than 5% of its Common Stock, by each Director and Executive Officer, and by all officers and directors of the Company as a group, as of September 4, 1998:

                     NAME OF                          NUMBER OF SHARES       PERCENT OF
                BENEFICIAL OWNER                     BENEFICIALLY OWNED       CLASS(1)
                ----------------                     ------------------      ----------
John C. Kennedy(2)(3)............................        3,587,783              58.8
Warren A. Veltman(2)(4)..........................           32,971              *
Robert L. Hooker(5)..............................            2,976              *
David J. Wagner..................................            1,606              *
Kenneth K. Rieth.................................            4,502              *
Kim Korth........................................                0              *
Mark J. Bissell..................................            1,500              *
FMR Corporation(6)...............................          599,531               9.8
All officers and directors and nominees as a
  group (7 persons)(2)(4)(5).....................        3,631,338              59.5

---------------
(1) An asterisk indicates beneficial ownership of less than 1% of the Class.

(2) Includes shares allocated to the individual accounts within the Company's 401(k) plan.

(3) The business address for Mr. Kennedy is 4070 East Paris Avenue, Kentwood, Michigan 49512.

(4) Includes 30,428 shares of Common Stock which Mr. Veltman has the right to acquire within sixty days of September 4, 1998 through the exercise of stock options. Total also includes 1,002 shares owned by Mr. Veltman's spouse and over which she exercises sole voting control. For purposes of calculating the percentage of outstanding shares owned by Mr. Veltman and the group, these shares are deemed to be owned by Mr. Veltman.

(5) Includes 819 shares over which Mr. Hooker has voting control in a fiduciary capacity. For purposes of calculating the percentage of outstanding shares owned by Mr. Hooker and the group, these shares are deemed to be owned by Mr. Hooker.

(6) The business address for FMR Corporation is 82 Devonshire Street, Boston, Massachusetts, 02109-3614.

                         COMPENSATION COMMITTEE REPORT

     The Company's compensation program for officers is administered by the Compensation Committee of the Board of Directors which is currently composed of Ms. Korth and Messrs. Hooker, Wagner and Bissell.

  Overall Officer Compensation Policy

     The Company's compensation policy for executive officers is designed to support the overall objective of enhancing value for shareholders by attracting, developing, rewarding, and retaining highly qualified and productive individuals; relating compensation to both Company and individual performance; and ensuring compensation levels that are externally competitive and internally equitable. To that end the committee had an updated executive compensation review performed in June 1998 by an independent compensation consultant, Watson Wyatt Worldwide. In short, the report concluded that total compensation levels for the Company's top executives is "lower than would be expected" with the base salaries paid particularly low in comparison to comparable companies and that "Stock option award levels for top Autocam executives are substantially below competitive norms."

     The key elements of the Company's officer compensation consist of base salary, a maximum formula bonus for Mr. Kennedy, the Company's chief executive officer, and a discretionary bonus and stock options for Mr. Veltman, the Company's chief financial officer. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Kennedy are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including insurance and other benefits.

  Base Salary

     The Committee reviews each officer's salary annually. In determining appropriate salary levels, consideration is given to scope of responsibility, experience, Company and individual performance as well as pay practices of other companies relating to executives with similar responsibility.

     With respect to the base salary of Mr. Kennedy in 1998, the Compensation Committee took into account a comparison of base salaries of chief executive officers of peer companies known to the members of the Committee, the Company's continued financial success, and the assessment by the Compensation Committee of Mr. Kennedy's individual performance. The Compensation Committee also took into account the longevity of Mr. Kennedy's service to the Company and its belief that Mr. Kennedy is an excellent representative of the Company to the public by virtue of his stature in the community and the industry. Mr. Kennedy's base salary was established by the Board of Directors in September 1991 and has been continued since then. This base compensation consists of a regular payroll payment of $150,000 per year and a split dollar arrangement for payment of premiums on four (4) life insurance policies owned by Mr. Kennedy. Mr. Kennedy pays the Company the portion of the premiums equal to the price of an equivalent amount of term insurance. The benefit to Mr. Kennedy of premiums paid by the Company is the interest-free use of the non-term portion of the premium. Such benefit was estimated at $81,537 as the present value of the interest payments not required to be made assuming Mr. Kennedy would not repay the non-term portion until age 65, discounted at a market rate of 8.0%. (See Summary Compensation Table, below). The Company has a lien on the cash value and proceeds of each policy equal to the premiums paid by the Company. This lien amounted to $811,204 at June 30, 1998 and is carried as an officer receivable on the books of the Company.

  Bonus Awards

     The Company's officers may be considered for annual cash bonuses which are awarded to recognize and reward corporate and individual performance based on meeting specified goals and objectives. The plan in effect for 1998 for Mr. Kennedy provides that a bonus, not exceeding 3 1/2% of the Company's Income from Operations before such bonus expense, will be awarded. This formula was established by the Board of Directors in 1991 and has been continued. In awarding a bonus to Mr. Kennedy, the board reviews compensation levels and financial results available to it for chief executive officers for similarly sized companies as well as those located near the Company's headquarters. Mr. Kennedy sets Mr. Veltman's bonus based on his review of corporate and Mr. Veltman's individual performance as well as the performance bonus the management team awards to employees of the Company generally other than Messrs. Veltman and Kennedy.

  Stock Options

     Under the Company's 1991 Incentive Stock Option Plan, which was approved by the shareholders, stock options are granted to the Company's key employees including Mr. Veltman. The number of options granted is determined by the subjective evaluation of the person's ability to influence the Company's long-term growth and profitability.

     Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant. In fiscal 1998, no new incentive options were granted to any executive officers and no options were granted to any individual under the Autocam Corporation 1998 Key Employee Stock Option Plan. Since the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for employees to create value for shareholders. The Committee therefore views stock options as an important component of its compensation policy and supports the proposal to approve the Autocam Corporation 1998 Key Employee Stock Option Plan, below.

                                          COMPENSATION COMMITTEE MEMBERS:

                                          Robert L. Hooker
                                          David J. Wagner
                                          Kim Korth
                                          Mark J. Bissell

                       COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The following table sets forth the total compensation earned by each executive officer during the fiscal years ended June 30, 1998, 1997, and 1996 for services rendered to the Company in all capacities during such years.

                                                                         LONG-TERM
                                       ANNUAL COMPENSATION(1)           COMPENSATION
                               --------------------------------------      AWARDS
       NAME AND                                            OTHER        ------------
  PRINCIPAL POSITION                                      ANNUAL           STOCK             ALL OTHER
   AT JUNE 30, 1998     YEAR   SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)(2)(3)
  ------------------    ----   ---------   --------   ---------------    ----------    ---------------------
John C. Kennedy.......  1998    150,000    313,900         6,136           0                  81,537
  Chairman, President   1997    150,000    202,557         6,136           0                  82,776
  and Chief Executive   1996    150,000    205,047         6,136           0                  82,090
  Officer(4)
Warren A. Veltman.....  1998     75,000    110,900        0                0                  14,760
  Secretary, Treasurer  1997     75,000     86,686        0                9,450              15,639
  and Chief Financial   1996     75,000     76,400        0                0                  13,495
  Officer(5)

---------------
(1) Does not include any value that might be attributable to job-related personal benefits, the amount of which did not exceed the lesser of 10% of annual salary plus bonus or $50,000 for each executive officer.

(2) Represents the benefit of the interest-free use of the non-term portion of the premium paid by the Company on insurance policies owned by the individual under split dollar arrangements. Such benefit was estimated as the present value of the interest payments which are not required to be made assuming the executive would not repay the non-term portion until age 65, discounted at a market rate of 8.0%. The portion of such premiums equal to the price of equivalent amounts of term insurance are paid to the Company by Messrs. Kennedy and Veltman.

(3) Includes $1,000, $2,000 and $1,000 for Messrs. Kennedy and Veltman contributed by the Company during fiscal 1998, 1997, and 1996, respectively, to the 401(k) plan maintained by the Company for its employees generally.

(4) Mr. Kennedy's current base compensation is $150,000 per annum. He is also entitled to receive annual bonus compensation not greater than 3 1/2% of the Company's Income from Operations prior to such bonus calculation.

(5) Mr. Veltman's current base compensation is $75,000 per annum.

  Option Values at Fiscal Year End

     The following table provides information on the value of options held by each of the executive officers of the Company at June 30, 1998 measured in terms of the closing price of the Company's common stock on that day. There were no options exercised by any officer during the year.

                                                                                  VALUE OF UNEXERCISED
                                            NUMBER OF UNEXERCISED                     IN-THE-MONEY
                                                 OPTIONS AT                            OPTIONS AT
                                              JUNE 30, 1998(#)                        JUNE 30, 1998
                                       -------------------------------       -------------------------------
               NAME                    EXERCISABLE(1)    UNEXERCISABLE       EXERCISABLE(1)    UNEXERCISABLE
               ----                    --------------    -------------       --------------    -------------
Warren A. Veltman..................        30,428            5,953              $282,763          $46,286

---------------
(1) Includes 1,984 options which Mr. Veltman may exercise within sixty days of September 4, 1998.

  Compensation Committee Interlocks and Insider Participation

     Mr. Kennedy serves as President and Chief Executive Officer of the Company and serves on the Board of Directors of Riviera Tool Company, where Mr. Rieth is president, CEO and also on the Board of Directors.

     The Company has entered into four Stock Redemption Agreements ("Agreements") dated as of November 6, 1992, September 20, 1993, August 1, 1996 and September 1, 1998 with John C. Kennedy and Nancy G. Kennedy, his wife, in their individual capacities and as Co-Trustees of the John C. Kennedy Living Trust u/a dated February 14, 1986, as amended. The Agreements provide that upon the death of the last to die of John C. Kennedy and Nancy G. Kennedy, the Company shall redeem up to $23,000,000 of Common Stock in a redemption under
Section 303 of the Internal Revenue Code of 1986, as amended, in order to pay estate and inheritance taxes, and funeral and administrative expenses of the estate. It is the Company's belief that these Agreements will avoid a potentially significant market price impact that could result from the Kennedy estates needing to sell Company stock in order to pay death taxes and expenses. Pursuant to the Agreements, the Company maintains some life insurance policies in order to fund its obligations.

     The Company leases certain real property and equipment from its majority shareholder. At the beginning of fiscal 1994, all such leases were on a month-to-month basis. Effective May 1994, the Company and its majority shareholder executed a long-term lease covering the equipment. The lease expires May 31, 2001 and grants the Company an option to purchase the equipment at the expiration of the term. Total lease expense for all items leased from the majority shareholder was $351,000 for fiscal 1998.

     The Company leases a building at 4060 East Paris Avenue, S.E., Grand Rapids, Michigan, adjacent to its primary facility, with approximately 100,000 square feet suitable for industrial use. Kenneth K. Rieth, directly or indirectly through his spouse, owns a fifty percent (50%) interest in such building. The lease expires in March 2005 and contains an option to purchase the facility for a fixed price of $3,125,000 at the expiration of the lease. Rent under the lease is fixed at $25,000 per month for its entire term but will be adjusted to reflect changes in the interest rate charged by the landlord's mortgage lender. Currently, that rate is fixed until the year 2000. The Company pays all taxes, maintenance, insurance and utilities. The Company subleases approximately 75,000 square feet of this building on a month-to-month basis to Conway Products Corporation ("Conway"), which is 100% owned by Mr. Kennedy, at a monthly rental charge, plus occupancy expense, taxes, utilities and insurance of approximately $280,700 in the aggregate during fiscal 1998.

     The Company leases an aircraft for use in its business activities. From time to time Mr. Kennedy used the aircraft for personal use and paid the Company for the variable costs of operating the aircraft incurred by the Company. This reimbursement totaled $15,110 during fiscal 1998.

     On August 13, 1998, the Company committed to acquire an aircraft for use in its business operations from Cessna Aircraft Corporation ("Cessna") pursuant to a fifteen-year lease based upon a market value of Four Million Seven Hundred Thousand Dollars. This acquisition occurred in connection with a trade-in of the aircraft by Mazda Great Lakes Corporation ("Mazda") to Cessna. Robert L. Hooker is an officer, director and greater than 10% shareholder of Mazda.

     On May 12, 1995, the Company obtained an equipment loan from Old Kent Bank, a division of Old Kent Financial Corporation of which Mr. Wagner is President and Chief Executive Officer. At the end of fiscal 1998, the principal balance of the note was $1,458,330, which amount was secured by certain equipment of the Company. The Company pays this obligation in monthly installments of $41,660, plus interest of 8.35% per annum.

     On June 27, 1997, the Company entered into a credit agreement with its primary commercial lender, Comerica Bank, which included a $10,000,000 term loan payable in monthly principal installments of $138,889, plus interest of 7.76% per annum. Old Kent Bank has purchased a participation in this term loan from Comerica Bank and the principal amount of $3,555,555 was due to Old Kent Bank at the end of fiscal 1998.

     On December 23, 1997, the Company issued $9,000,000 in industrial revenue bonds, the entire amount of which was outstanding at the end of fiscal 1998. These bonds are backed in part by letters of credit issued by Comerica Bank. Old Kent Bank has agreed to assume responsibility for satisfying 40%, or $3,600,000, of the letters of credit and the Company has agreed to be indebted to Old Kent Bank in the amount of any such satisfaction. The total cost to the Company of the letters of credit during fiscal 1998 was $45,690, 40% of which was paid by Comerica Bank to Old Kent Bank. The bonds amortize their entire principal in fifteen annual payments with the first payment due in December 1998. The interest rate for the bonds is set each week and the rate was 3.7% per annum as of June 30, 1998.

     The Company has utilized and expects to continue utilizing the consulting services of International Resource Network, Inc. where Ms. Korth is President. During fiscal 1998, the Company incurred $79,236 in expense for such services.

     The Company believes that all of the transactions described above were at rents, prices and terms which were no less favorable to the Company than would have been available in similar transactions with unaffiliated third parties. The policy of the Company is that proposed transactions with affiliates of the Company must have the prior approval of a majority of the disinterested members of the Board of Directors and, as in prior transactions, will be made on terms no less favorable to the Company than could be obtained from unaffiliated parties.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return of the Company's Common Stock, for periods subsequent to June 30, 1993, with the Standard & Poor's 500 Composite Index and an index of peer companies selected by the Company.

     The comparison assumes $100 was invested on June 30, 1993 in the Company's Common Stock, the Standard & Poor's 500 Composite Index, and the peer group. The companies in the peer group, all of which are in the automotive parts industry, are as follows:

Arvin Industries, Inc.
Dana Corp.
Defiance, Inc.
Douglas & Lomason Company(1)
Excel Industries, Inc.
Federal Screw Works
Gentex Corp.
Howell Industries, Inc.
The Lamson & Sessions Company
MascoTech, Inc.
Modine Manufacturing Company
Newcor, Inc.
Redlaw Industries
Simpson Industries, Inc.
SPX Corp.
Sudbury, Inc.(2)
Walbro Corp.
Worthington Industries, Inc.

---------------
(1) Douglas & Lomason was acquired by Magna International on November 18, 1996.

(2) Sudbury, Inc. was acquired by Intermet Corporation on February 26, 1997.

               Measurement Period                     AUTOCAM           S&P 500             PEER
             (Fiscal Year Covered)                      CORP             INDEX             GROUP
Jun93                                                          100               100               100
Jun94                                                       189.31            101.41             95.18
Jun95                                                       152.66            127.84             99.74
Jun96                                                       136.91            161.08            110.33
Jun97                                                       169.21            216.98            134.46
Jun98                                                       247.49            282.42            166.28

          PROPOSAL TO APPROVE THE 1998 KEY EMPLOYEE STOCK OPTION PLAN

     The Board of Directors of the Company has adopted, subject to shareholder approval, the Autocam Corporation 1998 Key Employee Stock Option Plan (the "Plan"). The purpose of the Plan is to make options available to key employees of the Company in excess of that available under the Company's 1991 Incentive Stock Option Plan in order to give them a greater personal interest in the success of the Company. The adoption of the Plan is consistent with the observations of Watson Wyatt Worldwide noted under the Compensation Committee Report above and its recommendation that additional stock options be granted to the Company's top executives.

     The following is a summary of the principal provisions of the Plan:

     Administration. The Plan is administered by the Compensation Committee of the Board of Directors of the Company, comprised of directors who are not eligible to participate in the Plan. The Committee makes recommendations periodically to the Board of Directors with respect to the officers and other employees who shall participate in the Plan and the extent of their participation. In making such determinations, the Committee considers the position and responsibilities of the employee, the nature and value to the Company of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Company and such other factors as the Committee may deem relevant.

     Shares. The shares covered by the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. The Board of Directors has reserved 300,000 shares for issuance under the Plan.

     Price. The option price shall not be less than one hundred percent (100%) of the market value of the shares of Common Stock on the date of the Compensation Committee's approval of the grant.

     Duration and Exercise of Options. An option granted under the Plan must be exercised by the optionee by the date specified by the Compensation Committee, which shall be a maximum of ten years from the date of grant during employment of the optionee, or in any event within three months after termination of employment for any cause other than death or total or permanent disability. The Compensation Committee may in its discretion provide that an option may not be exercised in whole or in part for any period or periods of time specified by the Compensation Committee. Except as otherwise provided, any option may be exercised in whole or in part from time to time during its term. If an optionee becomes totally and permanently disabled while in the employ of the Company, the option granted such optionee may, but only within the year next succeeding such death or disability, be exercised as and to the extent that the optionee was entitled to exercise the option at the date of death or disability, and the option period shall terminate at the end of the year next succeeding such event or, if earlier, the expiration of the option. In addition, in the event a person first becomes, after the date of adoption of the Plan, beneficial owner of more than thirty percent (30%) of the Company's Common Stock otherwise than through a transaction arranged with the prior approval of the Company's Board of Directors, all options then outstanding may be exercised immediately.

     Adjustments. The Compensation Committee may make appropriate adjustments in the price of the shares and the number allotted or subject to allotment if there is any change in the Common Stock as a result of a share dividend, share split, recapitalization or otherwise.

     Payment of Option Price. The option price shall be paid in cash or through the delivery of previously owned shares of the Company's Common Stock or by a combination of cash and Common Stock.

     Amendment and Termination of Plan. The Board of Directors may from time to time amend, suspend or discontinue the Plan; provided, however, that the Board of Directors may not amend the Plan to increase the number of shares of Common Stock on which options may be granted under the Plan, materially increase the benefits accruing to optionees under the Plan, or materially modify the provision of the Plan relating to eligibility to be granted an option, without further shareholder approval.

     Tax Aspects. Options granted under the Plan are not incentive stock options for federal income tax purposes. The holder of an option granted under the Plan would not be subject to any tax with respect to the grant of the option, but the holder will recognize taxable income upon the exercise of the option equal to the excess of the fair market value of the stock at the time of exercise over the option price. If the holder sells the stock after the exercise of the option, the difference between the sale price and the exercise price will be taxable as a capital gain.

     Proposed Option Grants. The Compensation Committee has not granted any options under the Plan.

     On September 4, 1998, the market value of the Common Stock of the Company was $12.50 per share.

     The Board of Directors favors a vote FOR the proposal to approve the Autocam Corporation 1998 Key Employee Stock Option Plan. Proxies solicited by the Board of Directors will be so voted unless shareholders specify a different choice in their proxies.

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE PLAN IS REQUIRED FOR ITS APPROVAL, PROVIDED THE TOTAL VOTE CAST ON THE PROPOSAL REPRESENTS OVER 50% OF ALL SHARES ENTITLED TO VOTE THEREON.

                           RATIFICATION OF SELECTION
                            OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected the public accounting firm of Deloitte & Touche LLP to report on the Company's financial statements for fiscal 1999, and the shareholders are being asked to ratify this selection. Deloitte & Touche LLP has been the public accounting firm retained by the Company since 1988. Deloitte & Touche LLP has indicated that a representative of that firm will be present at the shareholders' meeting. Such representative shall be given an opportunity to make a statement, if he or she so desires, and it is expected that such representative will be available to respond to appropriate questions presented at the meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to come before the meeting. In the event that any other business not known or determined at this time does come before the meeting, the persons named in the enclosed Proxy intend to vote in accordance with their best judgment.

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and certain officers and persons who own ten percent (10%) or more of the Company's common stock file with the SEC and the NASDAQ National Market System initial reports of ownership and reports of changes in ownership of Company Common Stock. These officers, directors and 10% shareholders are required by SEC regulation to furnish the Company with copies of these reports. To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended June 30, 1998, all Section 16(a) requirements applicable to its officers, directors and 10% beneficial owners were complied with except that Mr. Bissell was late in filing his initial required Form 4, reporting his purchase of 1,500 shares of Company Common Stock in one transaction.

                               VOTING OF PROXIES

     Proxies which are signed and returned will be voted for the nominees named above to serve until the Annual Meeting of Shareholders in 2001 unless authority to vote upon the election of directors is withheld. Proxies will be voted as specified by the shareholder either for or against the proposal to approve the Autocam Corporation 1998 Key Employee Stock Option Plan and ratification of the selection of auditors. If no specification is given, Proxies will be voted for approval of the Plan and for ratification of the selection of auditors. Abstentions will be treated as shares present for determining a quorum but unvoted for determining ratification of auditors.

                            SHAREHOLDERS' PROPOSALS
                         FOR FISCAL 1999 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting must be received by the Company at 4070 East Paris Avenue, Kentwood, Michigan 49512, no later than June 1, 1999, in order to be eligible for inclusion in the Proxy Statement and form of Proxy relating to that meeting. A shareholder who desires to submit any such proposal should refer to the applicable rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549.

                        AVAILABILITY OF S.E.C. FORM 10-K

     A copy of the Company's 10-K Annual Report, filed with the Securities and Exchange Commission, is available without charge to shareholders by written request to:

                       Warren A. Veltman
                       Autocam Corporation
                       4070 East Paris Avenue
                       Kentwood, Michigan 49512

                               AUTOCAM CORPORATION

                    PROXY FOR ANNUAL MEETING OCTOBER 28, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints John C. Kennedy and Warren A. Veltman and each or either of them, proxies with full power of substitution, to vote all stock of Autocam Corporation, a Michigan corporation, which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at Rembrandt's At Bridgewater, 333 Bridge Street, N.W., Grand Rapids, Michigan 49504, on Wednesday, October 28, 1998, at 4:00 p.m. and at any adjournment.


1.     ELECTION OF DIRECTORS: [ ]  FOR all nominees listed below           [ ]  WITHHOLD AUTHORITY

                       (except as marked to the contrary below)        To vote for all nominees listed below

                Robert L. Hooker
                Warren A. Veltman

       (Instruction:  To withhold authority to vote for an individual nominee, write the nominee's name on the space provided below)

2.     RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP                  [ ]  FOR   [ ]  AGAINST  [ ]  ABSTAIN
       AS AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR
       ENDING JUNE 30, 1999.

3.     APPROVAL OF THE AMENDED AUTOCAM CORPORATION                         [ ]  FOR   [ ]  AGAINST  [ ]  ABSTAIN
       1998 KEY EMPLOYEE STOCK OPTION PLAN.


IF YOU SIGN AND RETURN THIS PROXY, THE SHARES REPRESENTED HEREON WILL BE VOTED
IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED,
THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS NOMINATED AND THE
RATIFICATION OF THE AUDITORS. THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR
BEST JUDGMENT ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR
ANY ADJOURNMENT THEREOF.


                  (Continued and to be signed on reverse side)

         The undersigned hereby acknowledge receipt of the Annual Report of the Company for its fiscal year ended June 30, 1998, and Notice of Annual Meeting of Shareholders and Proxy Statement dated September 18, 1998.






                                                  Date Signed:

--------------------  ----------------------                  -----------------
   Signature                Signature


Please sign exactly as your name appears hereon. If stock is held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other capacity, please state title in full.





                PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY

                               AUTOCAM CORPORATION
                       1998 KEY EMPLOYEE STOCK OPTION PLAN


ARTICLE I. - PURPOSE


      The purpose of the Autocam Corporation 1998 Key Employee Stock Option Plan (the "Plan") is to enable key employees of Autocam Corporation (the "Company") to participate in the Company's future growth and profitability by offering them long-term performance-based incentive compensation. The Plan also provides a means through which the Company can attract and retain key employees.


ARTICLE II. - DEFINITIONS

      2.1 The following terms have the meaning described below when used in the Plan:

            (a) "Board of Directors" shall mean the Board of Directors of the Company.

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time.

            (c) "Committee" shall mean the Stock Option Committee of the Board of Directors.

            (d) "Common Stock" shall mean the Common Stock no par value of the Company.

            (e) "Fair Market Value" shall mean as of any given date the closing price of the Common Stock on the NASDAQ National Market System rounded, if necessary, to the next full one cent, or if there is no such price published, then on the most recent preceding date on which such prices are published.

            (f) "Option" shall mean a stock option granted under Article VI.

            (g) "Participant" shall mean an eligible employee who has been granted an Option.

            (h) "Subsidiary" shall mean a corporation a majority of the outstanding voting capital stock of which is owned by the Company.


ARTICLE III. - ADMINISTRATION

      3.1 Compensation Committee. (a) The Compensation Committee appointed by the Board of Directors of the Company (the "Committee") shall administer the Plan. The members of the Committee shall not be eligible to receive an Option under the

Plan. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board of Directors, to grant to eligible employees Options under Article VI of the Plan, to interpret the provisions of the Plan and any agreements relating to Options granted under the Plan and to supervise the administration of the Plan.

            (b) Decisions of Committee. All decisions made by the Committee pursuant to the provisions of the Plan and related resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company, its shareholders and employees, and beneficiaries of employees.


ARTICLE IV. - SHARES SUBJECT TO THE PLAN

      4.1   (a) Number of Shares. Subject to adjustment as provided for in
Section 4.1(b), the maximum number of shares of Common Stock with respect to which Options may be granted shall be 300,000 shares of Common Stock. Shares of Common Stock shall be made available from the authorized but unissued shares of the Company. If an Option granted under the Plan shall expire or terminate for any reason, the shares subject to, but not delivered, under such Option shall be available for other Options to be issued under the Plan.

      (b) Adjustments. All as may be deemed appropriate by the Committee, the aggregate number of shares of Common Stock which may be issued under the Plan, the number of shares covered by each outstanding Option, and the price per share in each Option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment, a stock split, the payment of a stock dividend in excess of 5% per fiscal year of the Company, or other increase or decrease in such shares effected without receipt of consideration by the Company.


ARTICLE V. - ELIGIBILITY

      5.1 The persons eligible to participate in the Plan and receive Options under the Plan shall consist of officers and other key employees of the Company and its subsidiaries, including directors who are full time employees, as determined by the Committee.


ARTICLE VI. - STOCK OPTIONS

      6.1 Grant of Options. Subject to the limitations of the Plan, the Committee, after such consultation with and consideration of the recommendations of management as the Committee considers desirable, shall select from eligible employees Participants to be granted Options and determine the time when each Option shall be granted and the number of shares subject to each Option. More than one Option may be granted to the same person. Options granted under the Plan are not intended to be qualified under Section 422 of the Internal Revenue Code of 1986, as amended, or successor provisions thereto.

      6.2 Option Agreements. Each Option under the Plan shall be evidenced by an option agreement that shall be signed by an officer of the Company and the

Participant and shall contain such provisions as may be approved by the Committee. Any such option agreement may be amended from time to time as approved by the Committee and the Participant, provided that the terms of such option agreement after being amended conform to the terms of the Plan.

      6.3 Option Price. The price at which shares may be purchased upon exercise of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of such shares on the date such Option is granted.

      6.4   Exercise of Options.

            (a) The period during which each Option may be exercised shall be fixed by the Committee at the time such Option is granted and shall not exceed 10 years.

            (b) Subject to the terms and conditions of the option agreement and unless cancelled prior to exercise, each Option shall be exercisable in whole or in part in installments at such time or times as the Committee may prescribe and specify in the applicable option agreement.

            (c) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment shall be made in cash or, at the discretion of the Committee, through the delivery of shares of Common Stock of the Company with a value equal to the total option price or a combination of cash and shares. Any shares so delivered shall be valued at their Fair Market Value on the exercise date. No Participant shall be deemed to be a holder of any shares subject to any Option prior to the issuance of such shares upon exercise of such Option.

      6.5 Non-Transferability of Options. No Option or any rights with respect thereto shall be subject to any debts or liabilities of a Participant, nor be assignable or transferable except by Will or the laws of descent and distribution, nor be exercisable during the Participant's lifetime other than by the Participant, nor shall Common Stock be issued to or in the name of one other than the Participant; provided, however, that an Option may after the death or disability of a Participant be exercised pursuant to Section 6.6(b); and provided further than any Common Stock issued to a Participant hereunder may at the request of the Participant be issued in the names of the Participant and one other person, as joint tenants with right of survivorship and not as tenants in common, or in the name of a trust for the benefit of the Participant or for the benefit of the Participant and others.

      6.6 Death and Disability. Subject to the condition that no Option may be exercised in whole or in part after the expiration of the option period specified in the applicable option agreement:

            (a) Except as hereinafter provided, an Option may be exercised by the Participant only while such Participant is in the employ of the Company or a subsidiary. In the event that the employment of a Participant to whom an Option has been granted under the Plan shall terminate (except as set forth below) such Option may be exercised, to the extent that the Option was exercisable on the date of termination of employment, only until the earlier of three (3) months after such termination or the original expiration date of the Option; provided, however, that if termination of employment results from death or total and permanent disability, such three (3) month period shall be extended to twelve
(12) months; and provided, further, that any Option held by a Participant whose employment shall be terminated either (i) for cause as determined by the Committee or (ii) voluntarily by the Participant and without the consent of the Company shall, to the extent not theretofore exercised, forthwith terminate.

            (b) In the event of the permanent disability of a Participant as determined by the Committee, an Option which is otherwise exercisable may be exercised by the Participant's legal representative or guardian. In the event of the death of the Participant, an Option which is otherwise exercisable may be exercised by the person or persons whom the Participant shall have designated in writing on forms prescribed by and filed with the Committee ("Beneficiaries"), or, if no such designation has been made, by the person or persons to whom the Participant's rights shall have passed by Will or the laws of descent and distribution, including a personal representative ("Successors"). The Committee may require an indemnity and/or such evidence or other assurances as it may deem necessary in connection with an exercise by a legal representative, guardian, Beneficiary or Successor.


ARTICLE VII. - GENERAL PROVISIONS

      7.1   Change in Control.

            (a) In the case of a Change in Control (as defined below) of the Company, unless the Committee determines otherwise, each Option then outstanding shall immediately become exercisable in full.

            (b) Any determination by the Committee made pursuant to this Section may be made as to all outstanding Options or only as to certain Options specified by the Committee and any such determinations shall be made in cases covered by subparagraphs 7.1(c)(i) and (ii) below prior to or as soon as practicable after the occurrence of such event and in the cases covered by subparagraphs 7.1(c)(iii) or (iv) prior to the occurrence of such event.

            (c)         A Change in Control shall occur if:

                  (i) Any "person" or "group of persons" as such terms are defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") directly or indirectly purchases or otherwise becomes the "beneficial owner" (as defined in the Exchange Act) or has the right to acquire such beneficial ownership (whether or not such right is exercised immediately, with the passage of time or subject to any condition) of voting securities representing thirty percent (30%) or more of the combined voting power of all outstanding voting securities of the Company,

                  (ii) The shareholders of the Company shall approve an agreement to merge or consolidate the Company with or into another corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are or are to be owned by the former shareholders of the Company, or

                  (iii) The shareholders of the Company shall approve the sale of all or substantially all of the Company's business and/or assets to a person or entity that is not a wholly-owned subsidiary of the Company.


      7.2 No Right of Continued Employment. Neither the establishment of the Plan, the granting of Options or the payment of any benefits hereunder or any action of the Company or of the Board of Directors or of the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company or its subsidiaries, each of which expressly reserves the right to discharge any employee whenever the interest of any such company in its sole discretion may so require without liability to such company, the Board of Directors or the Committee except as to any rights that may be expressly conferred upon such employee under the Plan.

      7.3 No Segregation of Cash or Shares. The Company shall not be required to segregate any shares of Common Stock that may at any time be represented by Options, and the Plan shall constitute an "unfunded" plan of the Company. No employee shall have rights with respect to shares of Common Stock prior to the delivery of such shares. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any Common Stock or any other property and the liabilities of the Company to any employee pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any employee, former employee or beneficiary under the Plan shall be limited to those of a general creditor of the Company.

      7.4 Delivery of Shares. No shares shall be delivered pursuant to any exercise of an Option under the Plan unless the requirements of such laws and regulations as may be deemed by the Committee to be applicable thereto are satisfied. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      7.5 Governing Law. The Plan and all determinations made and action taken pursuant thereto shall be governed by the laws of the State of Michigan and construed in accordance therewith.

      7.6 Payments and Tax Withholding. The delivery of any shares of Common Stock under the Plan shall be for the account of the Company and any such delivery or distribution shall not be made until the recipient shall have made satisfactory arrangements for the payment of any applicable withholding taxes.


ARTICLE VIII. - AMENDMENT AND TERMINATION

      8.1 Amendment or Termination. The Board of Directors may amend or terminate the Plan provided, however, that no such amendment or termination shall adversely affect any Option then in effect unless the prior approval of the Participant so affected is obtained and provided further that any amendment to the Plan shall be subject to shareholder approval to the extent necessary to satisfy the requirements of Section 16 under the Securities Exchange Act of 1934.


ARTICLE IX. - EFFECTIVENESS OF PLAN

      9.1 The Plan was adopted by the Board of Directors on September 14, 1998, subject to the approval by the shareholders of the Company.

ARTICLE X. - SEVERABILITY

      10.1 If any provision of the Plan, or any term or condition of any Option granted thereunder, is invalid, such provision, term, condition or application shall to that extent be void (or, in the discretion of the Board of Directors, such provision, term or condition may be amended so as to avoid such invalidity or failure), and shall not affect other provisions, terms or conditions or applications thereof, and to this extent such provisions, terms and conditions are severable.